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                                                                    Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                COX RADIO, INC.


COX RADIO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That, the Board of Directors of COX RADIO, INC. pursuant to Sections 141 and 242 of the General Corporation Law, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of the Corporation for consideration thereof. The stockholders of the Corporation duly approved, pursuant to said Section 242, said proposed amendment at the annual meeting of the stockholders on May 11, 2000. The resolutions setting forth the amendment to the Certificate of Incorporation are as follows:

         RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of the Corporation be amended by filing the Certificate of Amendment such that subsection A of Article IV thereof shall be restated in its entirety to read as follows:

                  "A. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is three hundred sixty million (360,000,000) shares, of which
         (i) three hundred forty-five million (345,000,000) shares, of a par value of $0.33 per share, shall be Common Stock (the "Common Stock"), and (ii) fifteen million (15,000,000) shares of a par value of $0.33 per share, shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall be divided into classes as follows: two hundred ten million (210,000,000) shares of Class A Common Stock ("Class A Stock") and one hundred thirty-five million (135,000,000) shares of Class B Common Stock ("Class B Stock").";

         FURTHER RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of the Corporation be further amended upon the filing of the Certificate of Amendment such that the following paragraph be inserted as a new first paragraph to Article IV of the Certificate of
Incorporation:

                  "That, as of May 12, 2000 (the "Effective Date"), a three-for-one stock split of the Corporation's capital stock shall become effective, such that (i) each share of Class A Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) on the Effective Date shall represent three shares of Class A Stock from and after the Effective Date; and
         (ii) each share of Class B Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) on the Effective Date shall represent three shares of Class B Stock from and after the Effective Date.";


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         FURTHER RESOLVED, that the foregoing amendments to the Certificate of
Incorporation of the Corporation be submitted to the stockholders of the Corporation for their approval at the next annual meeting of stockholders and that the Board of Directors recommends that the stockholders of the Corporation vote in favor of such amendments;

         FURTHER RESOLVED, that the proper officers of the Corporation be, and they each (acting alone) hereby are, authorized to file the Certificate of Amendment with the Secretary of State of the State of Delaware promptly after the requisite stockholder approval has been obtained; and

         FURTHER RESOLVED, that the foregoing amendments to the Certificate of Incorporation of the Corporation, subject to approval by the stockholders of the Corporation, shall be effective upon the filing of the Certificate of Amendment, setting forth the foregoing amendments with the Secretary of State of the State of Delaware.

SECOND: That said amendments were approved by the requisite vote of the stockholders of the Corporation at the annual meeting of stockholders of the Corporation.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendments.


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         IN WITNESS WHEREOF, said COX RADIO, INC. has caused this certificate to be signed by Robert F. Neil, its President and Chief Executive Officer, and Andrew A. Merdek, its Secretary, this 12 day of May, 2000.


                                             By:  /s/ Robert F. Neil
                                                -------------------------------
                                                Robert F. Neil
                                                President and Chief
                                                Executive Officer


ATTEST:  /s/ Andrew A. Merdek
       --------------------------------
       Andrew A. Merdek
       Secretary